                                                                     EXHIBIT 3.3


                           CERTIFICATE OF DESIGNATION
                                       OF
                         SERIES A MANDATORILY REDEEMABLE
                           CONVERTIBLE PREFERRED STOCK
                                       OF
                              KPMG CONSULTING, INC.

        (Pursuant to Section 151 of the Delaware General Corporation Law)


         KPMG Consulting, Inc., a Delaware corporation (the "Corporation"), certifies that the following resolution was adopted by the Board of Directors of the Corporation (the "Board"):


         RESOLVED, that pursuant to the authority expressly granted to and vested in the Board by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, there is hereby created, out of the 10,000,000 shares of Preferred Stock, par value $.01 per share, of the Corporation authorized in Article Four of the Amended and Restated Certificate of Incorporation (the "Preferred Stock"), a series of the Preferred Stock consisting of 5,000,000 shares, which series shall have the following powers, designations, preferences, and relative, participating, optional, or other rights and the following qualifications, limitations, and restrictions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock:

         1. Designation of Amount. The shares of such series shall be designated as "Series A Mandatorily Redeemable Convertible Preferred Stock" (the "Series A Preferred Stock") and the authorized number of shares constituting such series shall be 5,000,000.

         2.   Dividends.

              a. The holders of the Series A Preferred Stock shall be entitled to receive dividends at the rate of six percent (6%) of the original issue price per share of Series A Preferred Stock (as appropriately adjusted, if necessary, for any stock dividends, combinations or splits with respect to such share, the "Original Issue Price") per annum, payable out of funds legally available therefor. Such dividends shall be payable quarterly in arrears on January 15, April 15, July 15, and October 15 of each year and shall be cumulative. The dividends shall be paid to the holders of the Series A Preferred Stock as of the close of business on the fifteenth (15th) day preceding such dividend payment date. If the Corporation issues a dividend to the holders of Common Stock, then, except as provided in Section 6.c or 6.d, the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though each outstanding share of Series A Preferred Stock has been converted into the Conversion Number of shares of Common Stock as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

              "Conversion Number" shall mean, as of any particular date, the number of shares of Common Stock that would be issuable upon conversion of each outstanding share of Series A Preferred Stock if the Series A Preferred Stock were being converted on such date. Prior to an event described in Section 3.a or 6.a pursuant to which the Series A Preferred Stock shall be converted and the final Conversion Number shall be determined, the Conversion Number per share of Series A Preferred Stock shall be deemed to be equal to the quotient obtained by dividing (i) that number of shares of Common Stock that would represent twenty-five percent (25%) of the total voting power of all holders of securities of the Corporation entitled to vote generally in the election of directors, immediately after giving effect to the Closing pursuant to the Stock Purchase Agreement dated as of December 29, 1999 between the Corporation and Cisco Systems, Inc. (the "Series A Agreement") and the Separation (as defined in the Series A Agreement) by (ii) the total number of shares of Series A Preferred Stock outstanding as of the date of original issuance of the Series A Preferred Stock at such Closing.

              b. In the event the Corporation shall declare a distribution on its Common Stock payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though each outstanding share of Series A Preferred Stock has been converted into the Conversion Number of shares of Common Stock as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

         3.   Liquidation Preference.

              a. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or to holders of other securities junior to the Series A Preferred Stock by reason of their ownership thereof, an amount equal to the greater of the Original Issue Price per share (as appropriately adjusted, if necessary, for any stock dividends, combinations or splits with respect to such shares), plus all accrued or declared but unpaid dividends on such share for each share of Series A Preferred Stock then held by them, or, in the case of an event described in Section 3.c, the amount per share of Series A Preferred Stock that would be allocated to the number of shares of Common Stock into which each share of Series A Preferred Stock would be convertible if all shares of Series A Preferred Stock were converted into Common Stock immediately prior to such liquidation, dissolution, or winding up. For the purposes of this Section 3, the Conversion Number shall be determined by dividing the Original Issue Price by a price equal to (i) eighty percent (80%) of the Merger Price if the implied aggregate valuation of the Corporation is $7.0 billion or less, or (ii) a percentage between seventy-five percent (75%) and eighty percent (80%) of the Merger Price if the implied aggregate valuation of the Corporation is between $7.0 billion and $7.7 billion (such varying percentage to be determined by interpolating on a proportional basis between such corresponding percentage and dollar levels), with any such implied aggregate valuation determined in accordance with the below definition of "Aggregate Valuation" as if the consideration payable in respect of each share of Common Stock (the "Merger Price") in such event described in Section 3.c were the Qualified IPO Price. If the implied aggregate valuation of the Corporation is greater than $7.7 billion, then each share of Series A Preferred Stock shall be converted into a number of shares of Common Stock equal to the quotient obtained by dividing (x) seventeen and nine-tenths percent (17.9%) of the total number of shares of Common Stock and issued options outstanding after giving effect to such conversion (but, in any event, not less than eighteen and two-tenths percent (18.2%) nor more than nineteen and nine-tenths percent (19.9%) of the total number of shares of Common Stock outstanding after giving effect to such conversion) by (y)


                                       2.

the total number of shares of Series A Preferred Stock outstanding as of the date of original issuance of the Series A Preferred Stock at the Closing under the Series A Agreement. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

              b. After payment to the holders of the Series A Preferred Stock of the amounts set forth in Section 3.a above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock and the Series A Preferred Stock in proportion to the shares of Common Stock then held by them and the total number of shares of Common Stock that they then have the right to acquire upon conversion of the shares of Series A Preferred Stock then held by the holders of Series A Preferred Stock in accordance with the Conversion Number.

              c. For purposes of this Section 3, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary, in any such case where control of the Corporation is transferred, or (ii) a sale of all or substantially all of the assets of the Corporation shall be treated as a liquidation, dissolution, or winding up of the Corporation and shall entitle the holders of Series A Preferred Stock to receive at the closing in cash, securities, or other property (valued as provided in Section 3.d below), the amounts as specified in Section 3.a (but not any amount provided in Section 3.b).

              d. Whenever the distribution provided for in this Section 3 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as reasonably determined in good faith by the Board of Directors.

         4.   Redemption.

              a. If at any time Cisco Systems, Inc. (the "Investor") beneficially owns securities representing more than nineteen and nine-tenths percent (19.9%) of the total equity interest or total voting power of all holders of securities of the Corporation entitled to vote generally in the election of directors (assuming for such purposes the conversion of the Series A Preferred Stock), the Investor shall be entitled at its sole option, upon notice to the Corporation, to require the Corporation to redeem up to all of that portion of the Series A Preferred Stock held by it, if any, that exceeds such nineteen and nine-tenths percent (19.9%) ownership threshold, at a price per share equal to the greater of (i) the Original Issue Price for each share of Series A Preferred Stock so redeemed, plus any accrued but unpaid dividends thereon, or (ii) the then-current fair market value per share of the Series A Preferred Stock, determined as provided in Section 3.d, (the "Redemption Value"). Upon receipt of any such notice of redemption, the Corporation shall be obligated to redeem the aggregate number of shares specified in the notice by payment of the redemption price thereof in cash within twenty (20) business days after receipt of the notice.


                                       3.

              b. In addition, each holder of Series A Preferred Stock shall be entitled, upon notice to the Corporation, to require the Corporation to redeem the Series A Preferred Stock at a redemption price per share equal to the Original Issue Price for each share of Series A Preferred Stock so redeemed, plus any accrued but unpaid dividends thereon at any time after the fifth anniversary of the date on which shares of Series A Preferred Stock are first issued and sold. Upon receipt of any such notice of redemption, the Corporation shall be obligated to redeem the aggregate number of shares specified in the notice by payment of the redemption price thereof in cash as follows: (i) one-third (1/3) of the total amount due shall be due and payable on the first anniversary of the date of the notice; (ii) one-third (1/3) of such amount shall be due and payable on the second anniversary of the date of the notice; and
(iii) one-third (1/3) of such amount shall be due and payable on the third anniversary of the date of the notice.

              c. If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A Preferred Stock. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock such funds will immediately be used to redeem the balance of the shares that the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

         5.   Voting Rights; Directors.

              a. The Series A Preferred Stock shall have no voting rights except for the election of the two (2) directors contemplated by Section 5.b and the voting provisions contemplated by Section 7. Each holder of Series A Preferred Stock shall nevertheless be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. For such votes, the holder of each share of the Series A Preferred Stock shall be entitled to one
(1) vote for each share of Series A Preferred Stock held. Fractional votes shall not, however, be permitted, and any fractional voting rights resulting from the above formula or other adjustments (after aggregating the votes of all shares of Series A Preferred Stock held by each holder) shall be rounded to the nearest whole number (with one-half being rounded upward). Each holder of Common Stock shall be entitled to one (l) vote for each share of Common Stock held. The underwritten initial public offering of the Common Stock, at a gross aggregate public offering price of at least $1.0 billion, or two (2) or more underwritten public offerings with gross public offering prices of at least $1.0 billion in the aggregate, shall constitute a "Qualified IPO."

              b. For so long as shares of Series A Preferred Stock remain outstanding, but prior to a Qualified IPO, the holders of Series A Preferred Stock, voting together as a series, shall be entitled to elect two (2) members of the Board of Directors at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors.

              c. Prior to a Qualified IPO , any director of the Corporation elected or appointed by the holders of Series A Preferred Stock may be removed from the Board only upon the written consent of a majority of the outstanding shares of Series A Preferred Stock.

                                       4.

              d. Prior to a Qualified IPO, in the case of any vacancy in the office of a director occurring among the directors elected by the holders of the Series A Preferred Stock, the remaining director so elected by the holders of the Series A Preferred Stock may (or if there is no such director remaining, the holders of the outstanding shares of Series A Preferred Stock by affirmative vote of a majority may) elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant.

         6. Conversion. The Series A Preferred Stock shall be convertible into Common Stock as follows:

              a. Special IPO Conversion. In the event of a Qualified IPO, each share of Series A Preferred Stock may be converted into a number of fully paid and nonassessable shares of Common Stock equal to the Original Issue Price divided by a price (the "Conversion Price") equal to (i) eighty percent (80%) of the Qualified IPO Price, if the Aggregate Valuation of the Corporation based on the Qualified IPO Price is $7.0 billion or less, or (ii) a percentage between seventy-five (75%) and eighty percent (80%) of the Qualified IPO Price, if the Aggregate Valuation of the Corporation based on the Qualified IPO Price is between $7.0 billion and $7.7 billion (such varying percentage to be determined by interpolating on a proportional basis between such corresponding percentage and dollar levels). If the Aggregate Valuation of the Corporation is greater than $7.7 billion, then each share of Series A Preferred Stock shall be convertible into a number of shares of Common Stock equal to the quotient obtained by dividing (x) seventeen and nine-tenths percent (17.9%) of the total number of shares of Common Stock and issued options outstanding after giving effect to such conversion (but, in any event, not less than eighteen and two-tenths percent (18.2%) nor more than nineteen and nine-tenths percent (19.9%) of the total number of shares of Common Stock outstanding after giving effect to such conversion) by (y) the total number of shares of Series A Preferred Stock outstanding as of the date of original issuance of the Series A Preferred Stock at the Closing under the Series A Agreement.

              "Qualified IPO Price" shall mean, if the Qualified IPO is completed in a single underwritten initial public offering, the public offering price per share in such offering, exclusive of any underwriting discounts or commissions or, if the Qualified IPO is completed in a series of underwritten public offerings, the weighted average (by percentage of ownership sold in each such public offering) public offering price per share in the public offerings pursuant to which the gross aggregate offering prices of all such public offerings came to equal or exceed $1.0 billion, exclusive of any underwriting discounts or commissions.

              "Aggregate Valuation" shall mean the total market capitalization of the Corporation determined by multiplying the Qualified IPO Price by the number of outstanding shares of Common Stock following the Qualified IPO, assuming the conversion of each outstanding share of Series A Preferred Stock into Common Stock under this Section 6.a.

              b. Mechanics of Conversion. Upon the request of the Corporation after the election of a holder of Series A Preferred Stock to convert such shares, each holder of Series A Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock and shall state therein the name or


                                       5.

names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the completion of the Qualified IPO, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the date thereof. If the shares of Common Stock are to be issued in the name of a person other than the holder of the Series A Preferred Stock so converted, the holder of the Series A Preferred Stock so converted shall pay to the Corporation any transfer taxes payable by the Corporation and execute customary transfer documents reasonably acceptable to the Corporation and its transfer agent.

              c. Adjustments to Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that the Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the voting rights and the Conversion Price for the Series A Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

              d. Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 6.c. above or a merger or other reorganization referred to in Section 3.c above), the Conversion Price (if, as of the date of such adjustment event, the Conversion Price shall have been determined) then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock that the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares that would have been received by the holders had the conversion of the Series A Preferred Stock occurred immediately before that change.

              e. No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or (other than by merger, consolidation, sale of assets or other transaction contemplated in Section 3, which provisions shall control) through any reorganization, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed


                                       6.

hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

              f. Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate executed by the Corporation's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price for such series of Preferred Stock at the time in effect, or the formula therefor, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of the Series A Preferred Stock, or the formula therefor.

              g. Notices of Record Date. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series A Preferred Stock: (1) at least twenty (20) days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) immediately above; and (2) in the case of the matters referred to in (iii) and
(iv) immediately above, at least twenty (20) days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

              h. Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

              i. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the


                                       7.

number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock in accordance with the Conversion Number, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

              j. Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

              k.   Notices. Any notice required by the provisions of this
Section 6 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at the address appearing on the books of the Corporation.

         7.   Protective Restrictions and Limitations.

              a. So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the approval of the holders of a majority of the then-outstanding shares of the Series A Preferred Stock:

                   (i) Alter, change, or amend the rights, preferences, or privileges of Series A Preferred Stock contained in this Certificate of Designation in a manner materially adverse to holders of Series A Preferred Stock;

                   (ii) Authorize, create, or issue a senior or pari passu class or series of equity securities;

                   (iii) Increase to more than fourteen (14) or decrease to less than eleven (11) the authorized number of directors constituting the Board of Directors;

                   (iv) Engage in any merger, consolidation, or other similar business combination involving the Corporation, sale of all or any material portion of the assets of the Corporation, or other similar transaction, in each case in which control of the Corporation is transferred;

                   (v) Amend or waive any provision of the Corporation's Certificate of Incorporation or Bylaws in a manner materially adverse to holders of Series A Preferred Stock, it being understood that a mere increase in the number of authorized shares of Common Stock shall not be materially adverse in and of itself;


                                       8.

                   (vi) Redeem, repurchase, or declare an extraordinary dividend with regard to, or repurchase any security of the Corporation (other than (a) the Corporation's repurchase, at original cost, of capital stock granted or issued pursuant to any stock-based employee benefits plan of the Corporation, (b) the Corporation's redemption of shares as set forth in Section 4 above, (c) repurchases that, in the reasonable good faith judgment of the Corporation, are required by the auditor independence rules promulgated by regulatory bodies, including the U.S. Securities and Exchange Commission, the American Institute of Certified Public Accountants, the Independence Standards Board, and the state boards of accountancy, or (d) up to $100,000,000 of repurchases approved by the Board of Directors of the Corporation or a committee thereof); or

                   (vii) Discontinue or change the principal lines of business of the Corporation in a manner that materially adversely affects the ability of the Corporation to perform its obligations under the Alliance Documents (as defined in the Series A Agreement).

                   b. The Corporation will not amend its Certificate of Incorporation or Bylaws without the approval of the holders of a majority of the then-outstanding shares of the Series A Preferred Stock if such amendment would:

                   (i) Reduce the dividend rates on Series A Preferred Stock provided for herein, or make such dividends noncumulative, or defer the date from which dividends will accrue, or cancel accrued and unpaid dividends, or change the relative seniority rights of the holders of Series A Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation;

                   (ii) Reduce the liquidation preference of the Series A Preferred Stock upon the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of Series A Preferred Stock to the rights upon liquidation of the holders of any other capital stock of the Corporation;

                   (iii) Change the definition of Redemption Value as specified in Section 4 hereof with respect to the Series A Preferred Stock; or

                   (iv) Make the Series A Preferred Stock redeemable at the option of the Corporation.

              c. The provisions of Section 7.a shall terminate upon the consummation of a Qualified IPO.

         8. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion, or otherwise shall be reissued, and all such shares shall be cancelled and retired.


                                       9.

              IN WITNESS WHEREOF, the undersigned have executed this Certificate of Designation on this 28th day of January, 2000.


                                      KPMG Consulting, Inc.,
                                      a Delaware corporation

                                      /s/ Roderick C. McGeary
                                      -----------------------------------------
                                      Roderick C. McGeary, Co-Chief Executive
                                      Officer and President

                                      /s/ Nathan H. Peck, Jr.
                                      -----------------------------------------
                                      Nathan H. Peck, Jr., Secretary




                                      10.